Exhibit 5.1

[Sheppard, Mullin, Richter & Hampton LLP Letterhead]

August 25, 2010

SMSA Palestine Acquisition Corp. Shuinan Industrial Area, Songxi County Fujian Province 353500, China

Re:	Offer and Sale of 1,939,407 Shares of Common Stock and
Warrants to Purchase up to 387,881 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to SMSA Palestine Acquisition Corp., a Nevada corporation (the "Company"), in connection with the offer and sale of an aggregate of 1,939,407 shares (the "Shares") of the Company's common stock (the "Common Stock"), together with warrants (the "Warrants") to purchase an aggregate of up to 387,881 shares of Common Stock (the "Warrant Shares"), pursuant to a Securities Purchase Agreement dated July 23, 2010 between the Company and the investors identified therein (the "Securities Purchase Agreement").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated by the Securities and Exchange Commission.

In connection with this opinion, we have reviewed the Securities Purchase Agreement, the Warrants, the Company's charter documents, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation. We have also assumed that (i) the common stock certificates to be issued to represent the Shares and the Warrant Shares (the "Share Certificates") will conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 78.235 of the Nevada Revised Statutes, and (iii) the Company's charter documents and its resolutions pertaining to the issuance of the Shares will not be amended, superseded, rescinded, repealed or otherwise modified prior to the issuance of the Shares.

Based on the foregoing review, and in reliance thereon, we are of the opinion that:

SMSA Palestine Acquisition Corp.
August 25, 2010

1.           The Shares upon issuance, delivery and payment therefor in the manner contemplated by the Securities Purchase Agreement will be legally issued, fully paid and non-assessable.

2.           The Warrant Shares upon issuance, payment therefor and delivery in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to Chapter 78 of the Nevada Revised Statutues, the applicable provisions of the Constitution of the State of Nevada, and reported decisions of the Nevada courts interpreting such laws and Constitution, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrant, the Warrant Shares or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Respectfully submitted,
SHEPPARD MULLIN RICHER & HAMPTON LLP